Exhibit 99.1

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212
TIMBERLAND REPORTS FIRST QUARTER RESULTS
STRATHAM, NH, May 2, 2006 – The Timberland Company (NYSE: TBL) today reported first quarter net income of $29.2 million and diluted earnings per share (EPS) of $0.45, compared with first quarter 2005 net income of $42.2 million and diluted EPS of $0.61. For the purpose of comparison, Timberland estimates that its 2005 diluted EPS would have been approximately $0.58 in the first quarter, including costs related to stock options and its employee stock purchase plan. First quarter 2006 results included pre-tax costs of $0.5 million related to the final closure of the Company’s Puerto Rico manufacturing facility and its establishment of a European finance shared service center. These restructuring costs had an immaterial impact on EPS.
▪	First quarter revenue decreased 1.2% from strong prior-year results to $349.8 million as constant dollar growth in international markets and gains in the U.S. were offset by foreign exchange impacts. On a constant dollar basis, first quarter revenue expanded 2.4%. U.S. revenue grew 1.7%, benefiting from Timberland’s recent acquisition of SmartWool and from gains in targeted expansion categories such as the Timberland PRO® series, outdoor performance and casual which offset anticipated declines in boot sales. International revenue decreased 3.5%, reflecting significant changes in foreign exchange rates over the past year. On a constant dollar basis, International revenue grew 3.0%, supported by gains in Asia and Canada. Foreign exchange rate changes reduced first quarter 2006 revenue by $12.9 million or 3.6%.

▪	First quarter results reflected global gains in apparel and accessories revenue, which offset a modest decline in footwear revenue. Apparel and accessories revenue increased 8.0% to $91.4 million supported by growth in Timberland® apparel sales globally and the addition of the SmartWool® brand to the Company’s product portfolio. Global footwear revenues fell 4.5% to $253.9 million as strong gains in men’s casual and Timberland PRO series footwear offset declines in boots, outdoor performance and kids’.

▪	Global wholesale revenue expanded 1.4% to $279.6 million. Worldwide consumer direct revenue declined 10.6% to $70.2 million, reflecting a 10.8% decrease in global comparable store sales due to warm weather conditions in the U.S., later Easter timing and lower excess product sales globally in Timberland® outlet stores.

▪	Operating profit for the quarter was $42.3 million, including the above noted restructuring. Operating profit excluding restructuring costs was $42.7 million, 31.0% below the prior-year level. Comparable operating margins decreased 530 basis points to 12.2%, reflecting lower gross margins and higher levels of operating costs driven by investments in new businesses and international expansion. For the quarter, foreign exchange rate changes reduced operating profit by approximately $2.5 million.

▪	EPS for the quarter decreased 26.2% from the prior-year level as the decrease in operating profit was partially offset by benefits from lower levels of shares outstanding. During the quarter, the Company bought back 1.0 million shares at a total cost of $34.5 million.

▪	Timberland ended the quarter with $125.3 million in cash and no debt outstanding. The addition of the Company’s new SmartWool and Miōn businesses contributed to moderate increases in working capital levels. Timberland’s accounts receivable increased 2.4% to $192.1 million, with all of the increase associated with its recent acquisition of SmartWool. Its inventory at quarter end was $174.9 million, 8.6% higher than at the end of the 2005 first quarter, with the bulk of this growth related to SmartWool and the expansion of the Company’s Miōn™ and Timberland Boot Company™ brands.

▪	While the Company’s first quarter results were largely in line with its expectations, it is modifying its 2006 financial outlook to incorporate the impact of provisional anti-dumping duties on European Union (EU) footwear sourced in China and Vietnam, proactive steps that it is taking to ensure balanced inventory positions for its retail partners in the U.S. boot business and continued soft trends in U.S. boots. For 2006, the Company is now targeting flat to modest revenue growth and declines in comparable EPS in the 20-25% range. For the purpose of comparison, Timberland estimates that its 2005 EPS would have been approximately $2.35, after excluding restructuring costs and including costs related to stock options and its employee stock purchase plan. Included in this outlook is an increase in the Company’s overall effective tax rate to 34.5% due to the imposition of provisional EU duties.

▪	Impacts from these factors are expected to be greatest in the second quarter of 2006. Timberland anticipates second quarter sales declines in the mid single-digit range and an operating loss in the $20-$25 million range. For the second half, it also expects lower comparable earnings – impacted by anticipated pressure on third quarter results. In the third quarter, the Company now expects low single-digit revenue growth overall and gross margin declines in the 300-400 basis point range – including impacts from EU duties in the $5-6 million range. For Q4, it is targeting improved performance, with mid single-digit revenue growth and more moderate gross margin pressures.
Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We have always taken a long-term view toward building the Timberland® brand and business portfolio. Despite near-term challenges, we are on the right track, with the right initiatives, to strengthen our business portfolio and capture the full potential we see for our brand and enterprise. We will continue to deploy appropriate strategies in the U.S. while expanding our global reach. We will also continue to aggressively pursue the significant opportunities we see to achieve growth with premium casual consumers, to reassert Timberland’s heritage strength in outdoor and industrial categories, and to develop new brand growth platforms globally.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss first quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 213-8068 and providing access code number 35456491. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™ and Miōn™ brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) the Company’s ability to profitably sell certain footwear products in European Member States in light of anti-dumping duties and measures imposed by the European Commission with respect to leather footwear imported from China and Vietnam; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release also includes discussion of constant dollar revenue growth, diluted EPS excluding restructuring and related costs and diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs, which are non-GAAP measures. As required by SEC rules, we have provided reconciliations of these measures on attached tables that follow our financial statements. Additional required information is located in the Form 8-K furnished to the SEC on May 2, 2006.
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THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	March 31,	April 1,	December 31,
	2006	2005	2005
Assets
Current assets
Cash and equivalents	$125,284	$203,715	$213,163
Accounts receivable, net	192,087	187,523	168,831
Inventory	174,945	161,027	167,132
Prepaid expense	37,424	28,410	33,502
Deferred income taxes	19,813	15,990	26,934
Derivative assets	2,099	—	6,044

Total current assets	551,652	596,665	615,606

Property, plant and equipment, net	81,998	78,232	82,372

Deferred income taxes	541	—	—

Goodwill and intangible assets, net	79,749	19,258	80,412

Other assets, net	10,579	10,493	10,264

Total assets	$724,519	$704,648	$788,654

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$70,025	$53,009	$97,294
Accrued expense and other current liabilities	79,989	88,595	101,842
Income taxes payable	18,228	14,359	44,210
Derivative liabilities	—	4,380	—

Total current liabilities	168,242	160,343	243,346

Deferred compensation and other long-term liabilities	15,633	13,935	16,046

Deferred income taxes	—	6,537	1,075

Stockholders’ equity	540,644	523,833	528,187

Total liabilities and stockholders’ equity	$724,519	$704,648	$788,654

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended
	March 31,	April 1,
	2006	2005
Revenue	$349,811	$354,211
Cost of goods sold	173,708	167,050

Gross profit	176,103	187,161

Operating expense
Selling	104,740	100,739
General and administrative	28,629	24,502
Restructuring and related costs	481	—

Total operating expense	133,850	125,241

Operating income	42,253	61,920

Other income
Interest income, net	1,105	1,101
Other, net	1,202	990

Total other income	2,307	2,091

Income before provision for income taxes	44,560	64,011

Provision for income taxes	15,373	21,764

Net income	$29,187	$42,247

Earnings per share
Basic	$.46	$.63

Diluted	$.45	$.61

Weighted-average shares outstanding
Basic	63,583	67,587

Diluted	64,996	69,026

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Three Months Ended
	March 31,	April 1,
	2006	2005
Cash flows from operating activities:
Net income	$29,187	$42,247
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	4,215	6,567
Share-based compensation	5,255	662
Depreciation and other amortization	6,500	5,962
Tax benefit from stock option and employee stock purchase plans, net of excess benefit	1,405	2,845
Changes in other long-term assets and liabilities	(275)	64
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(21,676)	(36,116)
Inventory	(7,521)	(33,474)
Prepaid expense	(3,670)	(1,333)
Accounts payable	(28,079)	3,462
Accrued expense	(20,530)	(35,400)
Income taxes payable	(24,549)	(20,309)

Net cash used by operating activities	(59,738)	(64,823)

Cash flows from investing activities:
Additions to property, plant and equipment	(5,528)	(4,334)
Other	(238)	(102)

Net cash used by investing activities	(5,766)	(4,436)

Cash flows from financing activities:
Common stock repurchases	(35,902)	(41,868)
Issuance of common stock	10,454	7,947
Excess tax benefit from stock option and employee stock purchase plans	2,270	—

Net cash used by financing activities	(23,178)	(33,921)

Effect of exchange rate changes on cash and equivalents	803	(2,221)

Net decrease in cash and equivalents	(87,879)	(105,401)
Cash and equivalents at beginning of period	213,163	309,116

Cash and equivalents at end of period	$125,284	$203,715

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Three Months Ended
	March 31,	April 1,
	2006	2005	Change
Revenue by Segment:
U.S. Wholesale	$124,704	$116,818	6.8%
U.S. Consumer Direct	33,060	38,319	(13.7%)

Total U.S.	157,764	155,137	1.7%

International	192,047	199,074	(3.5%)

Revenue by Product:
Footwear	253,948	266,034	(4.5%)
Apparel and Accessories	91,400	84,609	8.0%
Royalty and Other	4,463	3,568	25.1%

Revenue by Channel:
Wholesale	279,562	275,613	1.4%
Consumer Direct	70,249	78,598	(10.6%)

Comparable Store Sales:
Domestic Retail	(12.8%)	3.9%
Global Retail	(10.8%)	5.4%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE DECREASES
TO CONSTANT DOLLAR REVENUE INCREASES
(Amounts in Millions)
Total Company Revenue Reconciliation:

	For the Three Months Ended
	March 31, 2006
	$Change	% Change

Revenue decrease (GAAP)	$(4.4)	(1.2%)
Decrease due to foreign exchange rate changes	(12.9)	(3.6%)

Revenue increase in constant dollars	$8.5	2.4%
International Revenue Reconciliation:

	For the Three Months Ended
	March 31, 2006
	$Change	% Change

Revenue decrease (GAAP)	$(7.0)	(3.5%)
Decrease due to foreign exchange rate changes	(12.9)	(6.5%)

Revenue increase in constant dollars	$5.9	3.0%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
AND INCLUDING SHARE-BASED EMPLOYEE COMPENSATION COSTS

	For the Three Months Ended	For the Twelve Months Ended
	April 1, 2005	December 31, 2005
Diluted EPS (GAAP)	$0.61	$2.43
Per share impact of restructuring and related costs	—	0.04

Diluted EPS excluding restructuring and related costs	0.61	$2.47
Per share impact of share-based employee compensation costs	(0.03)	(0.12)

Diluted EPS excluding restructuring and related costs and including share-based employee compensation costs	$0.58	$2.35